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                                                   Exhibit 3

                   [BancAmerica ROBERTSON STEPHENS Letterhead]


                                 January 7, 1998

STRICTLY CONFIDENTIAL


Mr. Pat Allender
Senior Vice President and Chief Financial Officer
Danaher Corporation
1250 24th Street Northwest
Suite 800
Washington, DC  20037


Dear Mr. Allender:

You have requested information from Pacific Scientific Company (including its subsidiaries, the "Company") in connection with your consideration of a possible transaction between the Company or its shareholders and you. As a condition to your being furnished such information, you agree to treat any information (whether prepared by the Company, its advisors or otherwise, and whether oral or written) that is furnished to you or your representatives (which term shall include your directors, officers, partners, employees, agents, advisors, accountants, attorneys and potential financing sources) by or on behalf of the Company (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter and to take or abstain from taking certain other actions herein set forth. The term "Evaluation Material" does not include information that (i) is already lawfully in your possession, provided that such information is not known by you to be subject to another confidentiality agreement with or other obligation of secrecy to the Company or another party, or (ii) becomes generally available to the public other than as a result of a disclosure by you, your representatives or anyone acting on your or their behalf or (iii) becomes available to you on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not known by you to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or another party.

You hereby agree that the Evaluation material will be used solely for the purpose of evaluating a possible transaction between the Company or its shareholders and you, will not be used in any way detrimental to the Company, and will be kept confidential by you and your representatives. You further agree the Evaluation Material will not be provided, disclosed or otherwise made directly or indirectly available to any person or entity other than those individuals who need to know such information for the purpose of evaluating any such possible transaction between the


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Danaher Corporation
January 7, 1998
Page 2


Company or its shareholders and you and who agree with the Company in writing (such writing to be delivered to the Company prior to any disclosure) to keep such information confidential and to be bound by this agreement to the same extent as if they were parties hereto and subject to all of you obligations hereunder. You will be responsible for any breach of this agreement by your representatives and the Company shall be entitled to directly enforce such agreements.

You hereby acknowledge that you are aware, and that you will advise your representatives who are informed as to the matters which are the subject of this letter, that the United States securities laws prohibit any person who has received material, non-public information concerning the matters which are the subject of this letter from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Notwithstanding any provision of this letter agreement to the contrary, in the event you or your representatives are requested or required in a judicial, administrative or governmental proceeding, or required pursuant to any rule or regulation promulgated by the Securities and Exchange Commission (the "Rules and Regulations"), to disclose any Evaluation Material or the existence, content or status of negotiations relating to the Transaction, you agree to provide the Company with prompt notice of such circumstance and all related proceedings and information so that the Company may seek an appropriate protective order, take other action deemed advisable by the Company or waive your compliance with the confidentiality provisions of this letter agreement. If, as a result of any such request or requirement, you or your representatives are, in the written opinion of your outside counsel ("Counsel"), compelled to disclose Evaluation Material or the existence, content or status of negotiations relating to the Transaction
(i) to any tribunal or else stand liable for contempt or other censure or penalty, or (ii) pursuant to the Rules and Regulations, you may disclose that portion of the Evaluation Material to such tribunal or pursuant to the Rules and Regulations which your Counsel advises in writing that you or your representatives are legally compelled to disclose without liability hereunder, provided that you comply with the notice provisions of this paragraph and apply for confidential treatment under the Rules and Regulations.

You agree that you will not, and will cause your representatives not to, disclose to any person either the fact that discussions or negotiations are taking place concerning a possible transaction between the Company or its shareholders and you or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof, except that disclosure of such information may be made to the extent required by applicable law if and to the extent, in the written opinion of your Counsel, you are required to make such disclosure pursuant applicable law; provided that prior to any such disclosure, you shall first give the Company a reasonable opportunity to review the proposed disclosure and to comment thereon.


Until the earlier of (i) the consummation of a transaction between the Company and you, or (ii) three years from the date of this letter, you agree not to initiate or maintain contact (except for contact in the ordinary course of business) with any officer, director, employee, supplier, distributor, broker or customer of the Company for the purposes of obtaining information


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Danaher Corporation
January 7, 1998
Page 3


regarding the Company's operations, assets, prospects or finances, except with the express permission of the Company. You also hereby agree that, for the period ending three years from the date of this letter, you will not, with the Company's written consent, directly or indirectly, solicit for employment any person who is currently employed in a management or supervisory position with the Company or who receives annual compensation of $50,000 or more.

You hereby acknowledge that the Evaluation Material is being furnished to you in consideration of your agreement that for a period of three (3) years from the date hereof you and your affiliates (as defined in Rule 12b-2 under the Exchange
Act) will not (and you and they will not assist, provide or arrange financing to or for others or encourage other to), directly or indirectly, acting along or in concert with others, unless specifically requested in writing in advance by the Board of Directors of the Company:

         (i) acquire or agree, offer, seek or propose to acquire (or request permission to do so), ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any of the assets or businesses of the Company or any securities issued by the Company, or any rights or options to acquire such ownership (including from a third party), or make any public announcement (or request permission to make any such announcement) with respect to any of the foregoing, or

         (ii) seek or propose to influence or control the management or the policies of the Company or to obtain representation on the Company's Board of Directors, or solicit, or participate in the solicitation of, any proxies or consents with respect to any securities of the Company, or make any public announcement with respect to any of the foregoing or request permission to do any of the foregoing, or

         (iii) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing.

If at any time during such period you are approached by any third party concerning your or their participation in a transaction involving the assets or businesses of the Company or securities issued by the Company, you will promptly inform the Company of the nature of such contact and the parties thereto.

Although the Company has endeavored to include in the Evaluation Material information which it believes to be relevant for the purpose of your investigation, you understand that neither the Company nor any of its representatives or advisors have made or make any representation or warranty as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor its representatives or advisors shall have any liability to you or any of your representatives resulting from the use or contents of the Evaluation Material or from any action taken or any inaction occurring in reliance on the Evaluation Material.


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Danaher Corporation
January 7, 1998
Page 4

At the request of the Company or in the event that you do not proceed with a transaction which is the subject of this letter, you and your representatives shall promptly redeliver to the Company all written Evaluation Material and any other written material containing or reflecting any information in the Evaluation Material (whether prepared by the Company, its advisors, agents or otherwise) and will not retain any copies, extracts or other reproductions in whole or in part of such written material. At the request of the Company or in the event that you do not proceed with a transaction which is the subject of this letter, all documents, memoranda, notes and other writings whatsoever prepared by you or your representatives based on this information in the Evaluation material shall be destroyed, and such destruction shall be certified in writing to the Company by an authorized officer supervising such destruction. The term "writing" shall include data in computer format.

It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

You agree that unless and until a definitive agreement between the Company and you with respect to any transaction referred to in the first paragraph of this letter has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this or any written or oral expression with respect to such a transaction by any of its directors, officers, employees, agents or any other representatives or its advisors except for the matters specifically agreed to in this letter. You further agree that the Company shall have no obligation to authorize or pursue with you or any other party any transaction referred to in the first paragraph of this letter and you understand that the Company has not, as of the date hereof, authorized any such transaction. The agreements set forth in this letter may be modified or waived only by a separate writing by the Company and you expressly so modifying or waiving such agreements.


The parties hereto acknowledge that money damages are an inadequate remedy for breach of this letter agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the Company in the event that this agreement is breached. Therefore, you, on behalf of yourself and your representatives, acknowledge and agree that in the event of any breach of this Agreement by you or your representatives, and without prejudice to any rights and remedies otherwise available to the Company, the Company shall be entitled
(i) to equitable relief by way of injunction and (ii) to compel specific performance without the need of proof of actual damages. You further agree to waive, and to cause your representatives to waive, any requirement for the securing or posting of any bond in connection with such remedies. If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.


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Danaher Corporation
January 7, 1998
Page 5

This letter shall be governed by, and construed in accordance with, the laws of the State of California, without regard to principles of conflicts of law.

                                   Sincerely,

                                   BancAmerica ROBERTSON STEPHENS on behalf of PACIFIC SCIENTIFIC COMPANY

                                   By:      /s/ Gidon Cohen
                                       ---------------------------------

                                   Title:   Managing Director
                                       ---------------------------------

Agreed and accepted this 9th day of January 1998.

Danaher Corporation

By:      /s/ Pat Allender
     ---------------------------------
Title:   SVP/CFO
     ---------------------------------